Exhibit 99(a)(5)(C)

FOR IMMEDIATE RELEASE: February 8, 2007

CONTACT:	Donald W. Jewell	Patrick W. Hurley
	Chief Executive Officer	Chief Financial Officer
	(303) 320-8800	(303) 320-8800

SPORT-HALEY, INC. ANNOUNCES
FINAL RESULTS OF “DUTCH AUCTION” TENDER OFFER

Denver, Colorado - February 8, 2007 - Sport-Haley, Inc. (NASDAQ NMS: SPOR) (the “Company”) today announced the final results of its modified “Dutch Auction” tender offer, which expired at 12:00 midnight Eastern time, on Thursday, February 1, 2007.

Based upon the final tabulation by the depositary for the tender offer, 1,357,698 shares of common stock were properly tendered and not withdrawn, and 485,762 of such shares were tendered at a purchase price of $4.80 per share. Sport-Haley, Inc. intends to exercise its right under Section 1 of the Offer to Purchase dated January 3, 2007 (the “Offer to Purchase”) and applicable SEC regulations to accept all 485,762 common shares tendered at $4.80 per share, without proration. In Section 1 of the Offer of Purchase, we reserved the right, in our sole discretion, to purchase in the Tender Offer an additional number of shares over the 472,000 shares we sought in the Tender Offer, not to exceed 2% of our outstanding Common Stock, without amending or extending the Tender Offer. These 485,762 shares represent approximately 17.5 percent of the common shares outstanding as of January 3, 2007.

The depositary will promptly pay for the shares accepted for purchase and will return all other shares tendered and not accepted for purchase or withdrawn. After completing the Tender Offer, Sport-Haley, Inc. will have 2,284,490 shares of common stock outstanding.

Sport-Haley, Inc. designs, purchases, contracts for the manufacture of and markets women’s and men’s fashion golf apparel and outerwear under the SPORT HALEY® and Ben Hogan® labels. The fashion golf apparel collections, known for their innovative designs, quality fabrics, generous fits and classic styles, are primarily marketed in the premium and mid priced markets, through a network of independent sales representatives and distributors, to golf professional shops, country clubs, resorts and exclusive department stores within the United States and by certain distributors within international markets. Reserve Apparel Group LLC, a wholly owned subsidiary of Sport-Haley, Inc., designs, purchases, contracts for the manufacture of, markets and distributes branded golf apparel and outerwear under the Top-Flite® label to mass retailers and other big-box type high sales volume retail stores. Ben Hogan® fashion apparel and Top-Flite® branded apparel are distributed pursuant to a licensing agreement with Callaway Golf Company.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: When used in this release, the words “may”, “will”, “expect”, “anticipate”, “continue”, “estimate”, “project”, “intend”, “believe”, and similar expressions, variations or the negative of these words, and any statement regarding possible or assumed future results of operations of our business, the markets for our products, anticipated expenditures, regulatory developments or competition, or other statements regarding matters that are not historical facts, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such  forward-looking statements are subject to various risks and uncertainties, including, but not limited to, the following: our ability to successfully anticipate fashion trends, design favorably accepted fashion golf apparel, effectively advertise and communicate within the marketplace, and penetrate our chosen distribution channels; competition within golf apparel markets; business conditions and growth in the fashion golf apparel market and the general economy; our ability to successfully forecast sales and optimize inventory levels; our ability to successfully manage risks associated with the trend of an increasing relative percentage of sales with respect to licensed apparel, such as the Ben Hogan® apparel collections; establishing markets for our Top-Flite® apparel which provide the annual sales amount required by Callaway to satisfy the minimum royalty payments due in accordance with the license agreement for Top-Flite® apparel; loss of certain third party suppliers, and/or delays in receiving garments from third party suppliers caused by various factors, including lost or reduced manufacturing capacity or significant suppliers, labor shortages, timely performance of third parties, transportation difficulties, and others; significant delays in deliveries from third party suppliers;  unsatisfactory recourse with regard to nonconforming goods received from foreign suppliers; political and international trade relations; changes in international trade quota systems for apparel; significant reliance upon several individual foreign suppliers; reliance upon a certain foreign person, responsible for maintaining relationships with and monitoring the performance of certain of our significant foreign suppliers; consumer spending on golf apparel; general global economic and political conditions resulting from threats or acts of war or terrorism and responses thereto; access to capital; maintaining satisfactory relationships with commercial banking institutions; establishing controls with regard to and maintaining the integrity of technology and information systems; and, reliance upon executive officers and key employees. Additional information on these and other factors that could affect our financial results is included in the discussion below and in our Form 10-K for the year ended June 30, 2006. There may be other factors not mentioned above, in the discussion below or included in our Securities and Exchange Commission filings that may cause actual results to differ materially from any forward-looking statements. The reader should not place undue reliance on any forward-looking statements. Neither the Company nor any of its corporate officers or key employees assumes any obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by securities laws.

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